EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Radiant Logistics, Inc.

Bellevue, Washington

We consent to the incorporation by reference in the Registration Statement on Form S-3/A (Amendment No. 3) of Radiant Logistics, Inc. of our report dated October 7, 2011, on our audits of the consolidated balance sheets of Radiant Logistics, Inc. as of June 30, 2011 and 2010, and the related consolidated statements of income (operations), stockholders' equity (deficit), and cash flows for the years then ended, and to the reference to us under the heading "Experts" in the Registration Statement.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

April 30, 2012